Exhibit 99.1

For immediate release	Contact:	Shellie M. Wetzler
April 13, 2020		Preformed Line Products
(440) 473-9273

PREFORMED LINE PRODUCTS ANNOUNCES CHANGE OF LOCATION OF 2020

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 5, 2020

Mayfield Village, Ohio, April 13, 2020 – Preformed Line Products Company (NASDAQ: PLPC) today announced that, due to the continued public health concerns of COVID-19 and the protocols and orders imposed by public health officials, federal, state and local governments, including the Governor of Ohio, the location of the 2020 annual meeting of shareholders has been changed to a virtual meeting format only. As previously announced, the annual meeting will be held on Tuesday, May 5, 2020 at 9:30 a.m., local time. You will not be able to attend the meeting in person.

Shareholders of record at the close of business on March 6, 2020 are entitled to vote at the meeting or any adjournment thereof, as described in the proxy materials previously distributed. To participate in the Annual Meeting, shareholders must register to attend by Friday, May 1, 2020 at 5:00 p.m. Eastern at www.proxydocs.com/PLPC using the control number found on the proxy card previously mailed (or, in the case of shares held in “street name,” shareholders should enter the control number found on their voting instruction form received by their broker, bank or other nominee).

Upon completing the meeting registration, shareholders will receive further instructions via email, including a unique link that will allow them to access the Annual Meeting and vote online during the Annual Meeting.

Further information regarding this change to the location of the annual meeting of shareholders can be found in the updated notice of meeting that is being filed with the Securities and Exchange Commission.

ABOUT PREFORMED LINE PRODUCTS COMPANY

Founded in 1947, Preformed Line Products Company is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed’s world headquarters are in Mayfield Village, Ohio, and the Company operates two domestic manufacturing centers, located in Rogers, Arkansas, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Argentina, Australia, Austria, Brazil, Canada, China, Colombia, Czech Republic, England, France, Indonesia, Malaysia, Mexico, New Zealand, Poland, Russia, South Africa, Spain and Thailand.